As filed with the Securities and Exchange Commission on April 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

Cellectar Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)

04-3321804 (I.R.S. employer identification no.)

3301 Agriculture Drive Madison, Wisconsin (Address of principal executive offices)

53716 (Zip code)

 Cellectar Biosciences, Inc.
2006 Stock Incentive Plan;

Nonqualified Option Issuances
(Full title of the plan)

____________________

Simon Pedder

President and Chief Executive Officer

Cellectar Biosciences, Inc.

3301 Agriculture Drive

Madison, Wisconsin 53716

(Name and address of agent for service)

(608) 327-8124

(Telephone number, including area code, of agent for service)

____________________

WITH A COPY TO:

Paul Bork, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

____________________

CALCULATION OF REGISTRATION FEE

Title of	Amount		Proposed maximum		Proposed maximum	Amount of
securities to be	to be		offering price		aggregate	registration
registered	registered (1)		per share		offering price	fee
common stock,
par value $0.00001 per share	10,434,327 shares	(2)	$0.88	(4)	$9,182,208
common stock,
par value $0.00001 per share	3,564,239 shares	(3)	$0.38	(5)	$1,354,411
common stock,
par value $0.00001 per share	1,644,173 shares	(6)	$1.05	(4)	$1,726,382

Totals:	15,642,739 shares				$12,263,001	$1,579.47

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Represents shares of common stock issuable upon exercise of outstanding options issued under the 2006 stock incentive plan.
(3)	Represents shares of common stock reserved and available for issuance pursuant to future awards under the 2006 stock incentive plan.
(4)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based on the weighted average exercise price per share of outstanding options.

(5)	Estimated based on the closing price of our common stock as reported over-the-counter by OTC Markets on April 10, 2014 pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

(6)	Represents shares of common stock issuable upon exercise of other outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

(a)   Our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 19, 2014.

(b)   Our current report on Form 8-K for the event date of February 11,2014 filed on February 13, 2014.

(c)   Our current report on Form 8-K for the event date of February 5, 2014 filed on February 10, 2014.

(d)   Our current report on Form 8-K for the event date of April 11, 2014 filed on April 11, 2014.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into, and to be a part of, this registration statement.

Item 4.	Description of Securities

Under our amended and restated certificate of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, $0.00001 par value per share and 7,000 shares of preferred stock, $0.00001 par value per share.

Our amended and restated certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval. As of April 10, 2014, there were no issued or outstanding preferred stock.

All outstanding shares of our common stock are duly authorized, validly issued, fully-paid and non-assessable.

Common Stock

Voting. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

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Other Rights and Restrictions. Our charter prohibits us from granting preemptive rights to any of our stockholders. All outstanding shares are fully paid and nonassessable.

Listing. Our common stock is traded on the OTCQX platform of the over-the-counter bulletin board under the symbol “OTCQX:CLRB”.

Anti-Takeover Effect of Certain Charter and By-Law Provisions

Provisions of our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Stock. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.  The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Amendments to by-laws. Our certificate of incorporation and by-laws authorize the Board to amend, repeal, alter or rescind the by-laws at any time without stockholder approval.  Allowing the Board to amend our by-laws without stockholder approval enhances Board control over our by-laws.

Classification of Board; removal of directors; vacancies.  Our certificate of incorporation provide for the  division of the Board into three classes as nearly equal in size as possible with staggered three-year terms;  that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote; and  that any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office.  The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

Notice Periods for Stockholder Meetings. Our by-laws provide that for business to be brought by a stockholder before an annual meeting of stockholders, the stockholder must give written notice to the corporation not less than 90 nor more than 120 days prior to the one year anniversary of the date of the annual meeting of stockholders of the previous year; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public, whichever occurs first.

Stockholder action; special meetings.  Our certificate of incorporation provides that stockholder action may not be taken by written action in lieu of a meeting and provides special meetings of the stockholders may only be called by our president or by our Board. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to prohibition on action by written consent and the calling of a special meeting of stockholders.

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Nominations.  Our by-laws provide that nominations for election of directors may be made only by (i) the Board or a committee appointed by the Board; or (ii) a stockholder entitled to vote on director election, if the stockholder provides notice to the Secretary of the Corporation presented not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting (subject to the limited exceptions set forth in the bylaws). These provisions may deter takeovers by requiring that any stockholder wishing to conduct a proxy contest have its position solidified well in advance of the meeting at which directors are to be elected and by providing the incumbent Board with sufficient notice to allow them to put an election strategy in place.

Item 5.	Interest of Named Experts and Counsel

The validity of the securities we are registering is being passed upon by Foley Hoag LLP, Boston, Massachusetts.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). Article Seventh also provides that no amendment to or repeal of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal. A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

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Article Eighth of our amended and restated certificate of incorporation, and Section 5.1 of our bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract.

The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits.

Exhibit
Number	Description
3.1	Second Amended and Restated Certificate of Incorporation (filed as exhibit 3.1 to our current report on Form 8-K filed on April 11, 2011).

3.2	Amended and Restated By-laws (filed as exhibit 3.1 to our current report on Form 8-K filed on June 1, 2011).

3.3	Certificate of Ownership and Merger of Cellectar Biosciences, Inc. with and into Novelos Therapeutics, Inc. (filed as exhibit 3.1 to our current report on Form 8-K as filed on February 11, 2014)

5.1	Opinion of Foley Hoag LLP.

10.1	Cellectar Biosciences, Inc. 2006 Stock Incentive Plan, as amended (filed as exhibit 10.1 to our current report on Form 8-K as filed on December 18, 2013).

10.2	Form of Incentive Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.1 to our current report on Form 8-K filed on December 15, 2006).

10.3	Form of Non-Statutory Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.2 to our current report on Form 8-K filed on December 15, 2006).

10.4	Form of Non-Statutory Director Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.3 to our current report on Form 8-K filed on December 15, 2006).

10.6	Form of 2004 Non-Statutory Stock Option (filed as exhibit 10.3 to our registration statement on Form SB-2 filed on November 16, 2005)

10.7	Form of Non-Statutory Stock Option used for February-May 2005 (filed as exhibit 10.4 to our registration statement on Form SB-2 filed on November 16, 2005)

10.8	Form of 2004 Non-Statutory Stock Option used for June 2005-December 2005 (filed as exhibit 10.5 to our registration statement on Form SB-2 filed on November 16, 2005)

23.1	Consent of Grant Thornton LLP

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page of this registration statement).

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Item 9.                    Undertakings

The undersigned registrant hereby undertakes to:

(a) (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, Wisconsin, as of April 14, 2014.

CELLECTAR BIOSCIENCES, Inc.

By:	/s/ Simon Pedder
Simon Pedder, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Simon Pedder and Joanne Protano, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him or her, or any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities as of April 14, 2014.

Signature	Title

/s/ Simon Pedder	President and Chief Executive Officer and Director
Simon Pedder, Ph.D.	(Principal Executive Officer)

/s/ Joanne M. Protano	Chief Financial Officer
Joanne Protano	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen A. Hill	Director
Stephen A. Hill

/s/ Paul Berns	Director
Paul Berns

/s/ John Neis	Director
John Neis

/s/ Jamey P. Weichert	Director
Jamey P. Weichert

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Second Amended and Restated Certificate of Incorporation (filed as exhibit 3.1 to our current report on Form 8-K filed on April 11, 2011).

3.2	Amended and Restated By-laws (filed as exhibit 3.1 to our current report on Form 8-K filed on June 1, 2011).

3.3	Certificate of Ownership and Merger of Cellectar Biosciences, Inc. with and into Novelos Therapeutics, Inc. (filed as exhibit 3.1 to our current report on Form 8-K as filed on February 11, 2014)

5.1	Opinion of Foley Hoag LLP.

10.1	Cellectar Biosciences, Inc. 2006 Stock Incentive Plan, as amended (filed as exhibit 10.1 to our current report on Form 8-K as filed on December 18, 2013).

10.2	Form of Incentive Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.1 to our current report on Form 8-K filed on December 15, 2006).

10.3	Form of Non-Statutory Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.2 to our current report on Form 8-K filed on December 15, 2006).

10.4	Form of Non-Statutory Director Stock Option under Cellectar Biosciences, Inc.’s 2006 Stock Incentive Plan (filed as exhibit 10.3 to our current report on Form 8-K filed on December 15, 2006).

10.6	Form of 2004 Non-Statutory Stock Option (filed as exhibit 10.3 to our registration statement on Form SB-2 filed on November 16, 2005)

10.7	Form of Non-Statutory Stock Option used for February-May 2005 (filed as exhibit 10.4 to our registration statement on Form SB-2 filed on November 16, 2005)

10.8	Form of 2004 Non-Statutory Stock Option used for June 2005-December 2005 (filed as exhibit 10.5 to our registration statement on Form SB-2 filed on November 16, 2005)

23.1	Consent of Grant Thornton LLP

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page of this registration statement).